Exhibit 10.4

Mead Johnson & Company, LLC

Executive Change in Control

Severance Plan

and

Summary Plan Description

Contents

Highlights	1

Eligibility to Participate	2

Eligibility for Severance Benefits	3

Severance Payments and Benefits	7

Continuation of Employee Benefits/Special Benefits	8

Amendment and Plan Termination	11

Additional Plan Information	12

Section 409A	13

Administrative Information About Your Plan	15

Your Rights and Privileges Under ERISA	17

Other Administrative Facts	19

Glossary	20

Introduction and Highlights

Mead Johnson & Company, LLC (the “Company”) has adopted the Mead Johnson & Company, LLC Executive Change in Control Severance Plan (the “Plan”) for eligible executive level employees of the Company and its subsidiaries and affiliates. The purpose of the Plan is to encourage eligible executives to remain employed by the Company and/or its subsidiaries and affiliates and to provide such eligible executives with additional protections in the event their employment is terminated in connection with a Change in Control. The Company further believes that the Plan will aid the Company in attracting and retaining highly qualified executive level employees who are essential to its success.

This document sets out the Plan’s provisions on its “Effective Date” which is the date of the closing of the tender offer transaction pursuant to which MJN is split-off from Bristol Myers Squibb Company. The effectiveness of the Plan is conditioned upon the closing of such transaction. This document serves as the Plan’s official document and summary plan description. It replaces and supersedes any plan document, summary, or description you may have previously received regarding the Company’s severance benefits as they apply to you following a change in control, other than as described herein. The Glossary at the end of this document defines the capitalized terms used in the Plan or tells you where in this document to find a term’s meaning. When you encounter a capitalized term, turn to the Glossary to find its meaning.

You are eligible to receive Severance Pay and other benefits under the Plan if (i) you are selected for participation in the Plan by the Compensation Committee (or its designee), (ii) your employment terminates in a Qualifying Termination, (iii) you timely sign and return an Executive Separation Agreement & General Release, and (iv) the Executive Separation Agreement & General Release has become effective as described below. The “Release Requirements” will be considered satisfied as of a specified date if the requirements set forth in paragraphs (iii) and (iv) are met as of such date.

Eligibility to Participate

You are eligible to participate in the Plan only if (and during the period that) your role for MJN is a Participating Executive Role.

Who Is Not Eligible to Participate

Notwithstanding any other Plan provision, you are not eligible to participate in the Plan and will be excluded from coverage under the Plan if you are an employee who is a party to an individual arrangement or a written employment agreement providing severance payments other than pursuant to the Plan. You will not be entitled to Severance Pay or other benefits under the Senior Executive Severance Plan if you are entitled to benefits under the Plan.

Eligibility for Severance Benefits

Right To Severance Payments And Benefits

You will be eligible to receive severance payments and benefits from the Company as set forth in the Severance Payments and Benefits Section of this Plan if your Termination Date occurs as the result of a Qualifying Termination. For purposes of the Plan, your Termination Date will be considered to have occurred as the result of a “Qualifying Termination” if your Termination Date occurs during the Protected Period for any one or more of the following reasons:

(A)	Your employment is terminated involuntarily by the Company other than for Cause; or

(B)	You voluntarily terminate your employment for Good Reason.

To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, you must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after you first become aware of the event that you believe constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to terminate your employment for that Good Reason event. The Company will have a period of 30 days after receipt of your notice in which to cure the Good Reason. If the Good Reason is cured within this period, you will not be entitled to severance payments and benefits under the Plan. If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, you may terminate your employment for Good Reason within 30 days following the earlier of the date on which the Company waives its right to cure or the end of the cure period. If you do not terminate your employment within such 30 day period, you will waive your right to terminate your employment for that Good Reason event.

Ineligibility for Severance Benefits

Notwithstanding any other provision of the Plan, you will not be eligible for severance payments and benefits under the Plan if your Termination Date occurs for any reason other than a Qualifying Termination, including if your Termination Date occurs as the result of any of the following:

Voluntary termination or voluntary retirement other than for Good Reason;

Mandatory retirement from employment in accordance with Company policy or statutory requirements;

Disability (as defined in the Company’s Long-Term Disability Plan);

For Cause; or

Termination other than during the Protected Period.

Cause

“Cause” means the following

(A)	Willful and continued failure by you to substantially perform your duties with the Company or MJN (except where the failure results from incapacity due to Disability) for a period of 30 consecutive days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(B)	Willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its subsidiaries or affiliates, monetarily or otherwise;

(C)	You are convicted of, or have entered a plea of nolo contendere to, a felony.

For purposes of paragraphs (A) and (B) next above, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company. “Cause” will be interpreted by the Compensation Committee (or its designee) in its sole discretion and such interpretation will be conclusive and binding on all parties.

Good Reason

“Good Reason” means the occurrence of any one or more of the following events which occur without your express written consent:

(A)	the assignment to you of any duties materially inconsistent with your status as an officer of MJN (e.g., no longer reporting to the CEO) or a substantial adverse alteration in the nature or status of your authorities, duties or responsibilities from those in effect immediately prior to the Change in Control (e.g., reduction in signing authority);

(B)	a material adverse change in your reporting relationships;

(C)	a material reduction by the Company in your base salary or bonus from the levels in effect immediately prior to a Change in Control or as the same may be increased from time to time after a Change in Control;

(D)

the relocation of your principal place of employment to a location more than 50 miles from the location of such place of employment immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control or, if you have consented to a relocation, the failure by the Company to provide you with all of the benefits of the Company’s relocation policy as in operation immediately prior to a Change in Control;

(E)	the failure of the Company to pay to you any material amount or portion of your compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date on which such compensation was due; or

(F)	the failure by the Company to continue in effect any compensation or benefit plan which is material to your compensation and in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control.

Change in Control

For purposes of the Plan, a “Change in Control” shall be deemed to have occurred upon the first to occur of any of the following:

(A) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of (i) the then outstanding shares of common stock of MJN (the “Outstanding MJN Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of MJN entitled to vote generally in the election of directors (the “Outstanding MJN Voting Securities”)(other than, in each case, in connection with a merger or consolidation as a result of which (1) MJN becomes a direct or indirect wholly-owned subsidiary of a holding company, (2) the direct or indirect holders of the common stock and the voting securities of such holding company immediately following the transaction are substantially the same as the holders of the Outstanding MJN Common Shares and the Outstanding MJN Voting Securities, as the case may be, immediately prior to the transaction, and (3) immediately following the transaction no Person is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the common stock or the voting securities of such holding company);

(B) The consummation of a reorganization, merger, statutory share exchange, consolidation, or similar transaction involving MJN or any of its subsidiaries, the sale or other disposition of all or substantially all of the assets of MJN and its subsidiaries (taken as a whole), or the acquisition of assets or stock of another entity by MJN or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding MJN Common Shares and the Outstanding MJN Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity surviving or resulting from such Business Combination (including an entity that, as a result of such transaction, owns all or substantially all of the common stock or the voting securities of MJN or all or substantially all of MJN’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding MJN Common Shares and the Outstanding MJN Voting Securities, as the case may be, (ii) no Person (excluding MJN or any employee benefit plan (or related trust) of MJN or such entity surviving or resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity surviving or resulting from such Business Combination (or any parent thereof) or the combined voting power of the then outstanding voting securities of such entity (or any parent thereof) entitled to vote generally in the election of members of the board of directors (or, for a non-corporate entity, equivalent governing body) and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity surviving or resulting from such Business Combination (or any parent thereof) were members of the MJN Board at the time of the execution of the initial agreement or action of the MJN Board providing for such Business Combination;

(C) The stockholders of MJN approve a plan of complete liquidation or dissolution of MJN; or

(D) There shall have been a change in the composition of the MJN Board within a two (2) year period such that a majority of the MJN Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by MJN stockholders or, if earlier, initial appointment to the MJN Board was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period together with the directors who were previously so approved (either by a specific vote of approval or by approval of MJN’s proxy statement in which such person was named as a nominee for election as a director).

Severance Payments and Benefits

Cash Severance Payments

If your Termination Date occurs as the result of a Qualifying Termination, then, subject to the terms and conditions of the Plan, you will be entitled to a cash severance benefit (“Severance Pay”) in accordance with the following:

Tier	Amount of Severance Pay

Tier 1 (Chief Executive Officer)	Three times Base Salary and Bonus

Tier 2 (Management Committee))	Two times Base Salary and Bonus

Tier 3 (Designated eligible employees not in Tier 1 or Tier 2)	One times Base Salary and Bonus

Payments of Severance Pay will be made in a lump sum as of the date that is 60 days after your Termination Date (the “Payment Start Date”) provided that the Release Requirements are satisfied as of such date. If the Release Requirements are not satisfied as of the Payment Start Date, you will not receive any Severance Pay (or other benefits) under the Plan.

Notwithstanding the foregoing, if a payment of Severance Pay is a direct payment or a substitute or replacement for a right to payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A, including, to the extent applicable, amounts payable under the Senior Executive Severance Plan or another plan or agreement between the employee and the Company (the “Protected Amount”) and if the Protected Amount is payable upon termination of employment, and if a Change in Control does not constitute a change in control event within the meaning of Code Section 409A, then the Severance Pay shall be paid at the same time and in the same form as the Protected Amount.

No Duplication of Benefits/No Substitution

Nothing in the Plan, a change in control plan or agreement, an offer letter or letter agreement from the Company or any of its subsidiaries or affiliates, a prevailing practice of the Company or any of its subsidiaries or affiliates, or any oral statement made by or on behalf of the Company or any of its subsidiaries or affiliates will entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment. For example, you are not eligible for payments and benefits under both this Plan and a change in control letter agreement between you and the Company. The Company’s obligation to make payments under the Plan will be expressly conditioned upon you not receiving duplicate payments. In addition, if you are entitled to Severance Pay under the Plan, you will not receive payment of your Bonus for the year in which your Termination Date occurs.

To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an employee under another plan of the Company or its subsidiaries or affiliates or an agreement with an employee and the Company or its subsidiaries or affiliates, including a change in control plan or agreement, an offer letter or letter agreement, or to the extent that an employee who is eligible for benefits under the Plan moves between Tiers, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Code Section 409A, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Code Section 409A or (ii) further deferred in violation of Code Section 409A.

Continuation of Employee Benefits/Special Benefits

During your Severance Pay Period (and from and after your Termination Date), you are not considered an employee of the Company or any of its subsidiaries or affiliates for any purpose — including eligibility under any Company employee benefit plan. The following benefits, however, will continue to be available as outlined below:

Health Care Plans

If you and your dependents were enrolled in the Company’s medical and/or dental plan on your Termination Date, this coverage will continue until the end of the month in which you are no longer employed with the Company. At termination of employment, you and your enrolled eligible dependents will be offered the opportunity to elect to continue your current plan coverage beyond the end of the month in which you are no longer employed with the Company under one of two options. The option that applies to you will depend upon whether or not the Release Requirements have been satisfied as of the Payment Start Date.

Option I applies to you if the Release Requirements are satisfied as of the Payment Start Date. Under Option I, your eligibility for Company subsidized medical and/or dental plan coverage will continue for you and your family until the earliest of (i) the end of your Severance Pay Period, (ii) the date you begin new employment, or (iii) the date that COBRA coverage would otherwise end by its terms, provided, in any case, that you timely elect COBRA continuation coverage for you and your family on the forms provided to you. (Option I continuation coverage is COBRA continuation coverage, but its cost is subsidized by the Company to the same extent as coverage for similarly situated active employees and their families from time to time.) Please remember that your eligible dependents will be able to continue their medical and/or dental coverage under Option I only if you are also entitled to continue coverage under this option.

Option II applies to you if the Release Requirements are not satisfied as of the Payment Start Date. Option II provides for the continuation of medical and/or dental plan coverage as required under COBRA. Under COBRA you are required to pay the full cost of coverage for you and your covered dependents plus a 2% administrative fee. The COBRA continuation period begins as of the first day following the month in which your Termination Date occurs. As with Option 1, you are only entitled to COBRA continuation coverage if you timely elect the coverage on forms provided to you.

If Option I applies to you, then after your Company-subsidized continuation coverage ends, you can continue COBRA coverage, if any. In any event, any medical and/or dental coverage that continues during your Severance Pay Period is also applied toward the maximum continuation period and does not extend the COBRA continuation coverage period.

Detailed information about the two benefit continuation options described above will be mailed to your home at the time of termination.

Note that if you are eligible for severance benefits but not eligible to retire1, you may qualify for the “Rule of 70” benefits under the group health plan. More information regarding this benefit is included in the summary plan description for the health plan.

[1]	To be eligible to retire, you must be at least age 55 with 10 years of service or age 65.

Life Insurance

Your level of employee life insurance coverage as of your Termination Date will continue at the same level until the end of the month in which your Termination Date occurs. Thereafter, if the Release Requirements are satisfied by the Payment Start Date, Company-provided life insurance coverage equal to one times your Base Salary at your Termination Date will be continued until the earlier of (i) the end of your Severance Pay Period or (ii) the date you begin new employment.

If you are have survivor income coverage or dependent life insurance coverage under the Company’s life insurance plan as of your Termination Date, that coverage will end on the last day of the month in which your Termination Date occurs. When your employment terminates, you may have the opportunity to elect to convert all or part of any terminating life insurance coverage to an individual policy with the insurer. Those conversion rights, if any, are determined under the terms of the life insurance plan.

Employee Assistance Program (EAP)

You may continue to participate in the Company’s employee assistance program (EAP) during the Severance Pay Period, as long as you remain eligible for benefits under the Company’s medical plan. If you elect COBRA continuation coverage, you may continue to participate in the EAP. You will receive additional information regarding participation at the time of your termination.

Outplacement

You will be eligible for outplacement services in accordance with the Company’s outplacement services that are in effect for employees at your level as of your Termination Date for up to 12 months following your Payment Start Date; provided, however, that no outplacement services will be provided unless the Release Requirements are satisfied as of your Payment Start Date.

Financial Planning Assistance

You will be eligible for financial planning assistance up to a maximum $15,000; provided, however, that no financial planning assistance will be provided unless the Release Requirements are satisfied as of your Payment Start Date. Any expenses that you incur for financial planning assistance must be incurred within the first twelve months following your Termination Date.

Expatriation/Repatriation Benefits

You will be entitled to expatriation and/or repatriation benefits in accordance with the Company’s Expatriate policy for a period of three months following your Termination Date.

Supplemental Retirement Benefit

You will be entitled to a lump sum cash payment (the “Supplemental Retirement Benefit”) in an amount equal to the difference between:

(A)	the accrued benefit to which you would have been entitled under the Retirement Plan as of your Termination Date if your Severance Pay had been taken into account as Final Average Compensation under the Retirement Plan for the Severance Pay Period; minus

(B)	your accrued benefit under the Retirement Plan determined as of your Termination Date.

All determinations of your accrued benefit under the Retirement Plan and/or the benefit to which you would have been entitled under the Retirement Plan taking into account the foregoing provisions shall be determined in accordance with the terms of the Retirement Plan, including by application of any actuarial assumptions applicable under the Retirement Plan. The Supplemental Retirement Benefit will be made in a lump sum as of the date that is 60 days after the Payment Start Date provided that the Release Requirements are satisfied as of such date. If the Release Requirements are not satisfied as of the Payment Start Date, you will not receive the Supplemental Retirement Benefit (or Severance Pay or any other benefits) under the Plan.

Other Benefits

Accrued and unused vacation days (including banked vacation), long-term performance awards, vesting and exercising of stock options, vesting of restricted stock and restricted stock units, and bonus payments will be determined in accordance with the applicable Company plans, programs and/or policies. All other benefits coverage and eligibility to participate in the Company’s benefit plans will end as of your Termination Date except as otherwise expressly provided by the terms of the applicable benefit plans

Notwithstanding the foregoing, if you are entitled to Severance Pay under the Plan, you will not receive payment of any portion of your Bonus for the year in which your Termination Date occurs.

The benefits that will end include, but are not limited to:

Contributions to the Dependent Care Reimbursement Account;

Contributions to the Company’s Retirement Savings Plan;

Earning additional service for vesting and benefit accrual purposes under the Company’s Retirement Plan; and

Participation in the Company’s disability plans.

Amendment and Plan Termination

The Company reserves the right to terminate or amend the Plan, in whole or in part, at any time in the Company’s sole discretion. The Company reserves the right to implement changes even if the changes have not been reprinted or substituted in this document. Notwithstanding the foregoing, the Plan may not be amended during the Protected Period in a manner that reduces payments or benefits to be provided to any person who was eligible to participate in the Plan on the date of a Change in Control.

Additional Plan Information

Employment Status

The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company or any of its subsidiaries of affiliates.

Withholding of Taxes

The Company will withhold from any amounts payable under the Plan all Federal, state, local or other taxes that are legally required to be withheld from your severance payments.

No Effect on Other Benefits

Neither the provisions of this Plan nor the severance payments and benefits provided for under the Plan will reduce any amounts otherwise payable to you under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan.

Validity and Severability

The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

Unfunded Obligation

All severance payments and benefits under the Plan constitute unfunded obligations of the Company. Severance payments will be made, as due, from the general funds of the Company. The Plan constitutes solely an unsecured promise by the Company to provide severance benefits to you to the extent provided in the Plan. For avoidance of doubt, any medical, dental or life insurance coverage to which you may be entitled under the Plan will be provided under other applicable employee benefit plans of the Company.

Type of Plan and Governing Law

This plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor. The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the state of Illinois.

Section 409A

Exemption

It is intended that payments of Severance Pay under the Plan will be exempt from Code Section 409A to the extent payments (i) do not exceed two times the lesser of (1) the employee’s total annual compensation based on the employee’s annual rate of pay for the prior taxable year (adjusted for any increase that was expected to continue indefinitely) or (2) the limitation under Code Section 401(a)(17) for the year in which the employee has a separation from service within the meaning of Code Section 409A and Treasury regulation Section 1.409A-1(h) ($245,000 in 2010 (2x = $490,000)), and (ii) are paid in full no later than December 31 of the second year following a separation from service or to the extent that such payments otherwise fit within an exemption provided by Code Section 409A or applicable guidance. Similarly, other benefits provided under the Plan are intended to be exempt from Code Section 409A to the extent an exemption is applicable.

Specified Employees

In general, Code Section 409A prohibits certain payments of nonqualified deferred compensation (within the meaning of Code Section 409A) to “Specified Employees” (generally defined as an officer of the Company who is one of the top 50 highest paid employees as determined by the Company) within 6 months following the Specified Employee’s separation from service. This rule does not apply to amounts which are exempt from the requirements of Code Section 409A. To comply with this rule and notwithstanding any other provision of the Plan to the contrary, if any payment or benefit under the Plan is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of the employee’s Termination Date and if the employee is a Specified Employee (within the meaning of Code Section 409A(a)(2)(B)) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the employee’s Termination Date, such payment or benefit shall be delayed until the first day of the seventh month following the employee’s separation from service and shall at that time be paid on a lump sum (or, in the case of a non-cash benefit, shall be provided in a manner that is consistent with Code Section 409A). Any amount that would have been paid or provided during this six month period will be paid on the first business day of the seventh month following the separation from service, or, if earlier, the date of the individual’s death.

Statement of Intent

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties. This Plan will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

If you notify the Company (specifying the reasons for your position) that you believe that any provision of this Plan or of any payment to be made or benefit granted under this Plan would cause you to incur any additional tax, penalty or interest under Code Section 409A and if the Company concurs, or if the Company (without any obligation whatsoever to do so) independently makes such a determination, the Company will, after consulting with you and to the extent permitted by law, reform the provision to try to comply with Code Section 409A or to be exempt from Code Section 409A to the extent possible without thereby creating other liability, including liability for any other Plan participant. The Company in its sole discretion may modify the timing of payments and benefits under the Plan for the sole purpose of exempting those payments and benefits from Code Section 409A. To the extent that any payment or benefit under the Plan is modified to comply with Code Section 409A or to be exempt from Code Section 409A, the modification or exemption will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable payment or benefit without violating the provisions of Code Section 409A.

In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

Assignment

The Plan will inure to the benefit of and will be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate. Your rights under the Plan will not otherwise be transferable or subject to lien or attachment.

Other Benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the Company. The Company and its affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its subsidiaries or affiliates in accordance with the terms of that plan, program or arrangement and applicable law.

Oral Statements

The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any of its subsidiaries or affiliates regarding eligibility, severance payments and benefits.

Successors and Assigns

This Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and will be binding upon and insure to the benefit of you and your legal representatives, heirs and legatees.

Administrative Information About Your Plan

Employer Identification Number

The Company’s employer identification number is 35-1140848.

Claim for Benefits

If you believe that you are entitled to payments and benefits under the Plan that are not provided to you, or you disagree with any other action taken by the Plan Administrator with respect to the Plan, then you may submit a claim to the Plan Administrator in writing. A claim must be made in writing and submitted within 6 months of your Termination Date. In the event you make a claim for benefits beyond 6 months of your Termination Date, then you are expressly precluded from receiving any severance payments and/or benefits under the Plan.

Claims Review Procedures

You will be notified in writing by the Plan Administrator if your claim under the Plan is denied.

If a claim for benefits under the Plan is denied in full or in part, you* may appeal the decision to the Plan Administrator.

To appeal a decision, you* must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after you receive notice of the claim denial described above. You* may also include information or other documentation in support of your claim.

You* will be notified of a decision within 90 days (which may be extended to 180 days, if required) of the date your appeal is received. This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If the Plan Administrator requires an extension of time to respond to your appeal, you* will receive notice of the reason for the extension within the initial 90-day period and a date by which you can expect a decision.

If the original denial is upheld on first appeal, you* may request a review of this decision. You* may submit a written request for reconsideration to the Plan Administrator (as listed on the last page of this Section) within 60 days after receiving the denial.

You* can review all plan documents in preparing your appeal and you* may have a qualified person represent you* during the appeal process. Any documents or records that support your position must be submitted with your appeal letter.

The case will be reviewed, and you* will receive written notice of the decision within 60 days (which may be extended to 120 days, if required). The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.

Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, you will be advised of your right to file a claim in court. It is the

*	Or your duly authorized representative.

Company’s intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply to a deferential (“arbitrary and capricious”) standard and not a de novo review.

Legal Action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than 1 year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all benefits will apply in any forum where you may initiate such a suit.

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The chart at the end of this Section contains the name and address of the Plan Administrator. Notwithstanding the foregoing, if and to the extent required by applicable law, the rules of any applicable securities exchange on which the shares of MJN common stock is traded or MJN’s by-laws or articles of incorporation, the Plan will be administered by the MJN Board or the Compensation Committee.

Your Rights and Privileges Under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that you shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Company’s offices and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and updated summary plan description. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Other Administrative Facts

Severance Plan

Name of Plan	Mead Johnson & Company, LLC Executive Change in Control Severance Plan, a component plan of the Mead Johnson & Company, LLC Welfare Benefit Plan

Type of Plan	“Welfare” plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 – December 31

Plan Funding	Company provides severance benefits from general assets.

Plan Sponsor	Mead Johnson & Company, LLC

Plan Number	501

Plan Administrator and Named Fiduciary	Mead Johnson & Company, LLC 2701 Patriot Blvd. 4th Floor Glenview, IL 60026

Agent for Service of Legal Process on the Plan	Mead Johnson & Company, LLC c/o Senior Vice President and General Counsel 2701 Patriot Blvd. 4th Floor Glenview, IL 60026

Trustee	Not applicable

Insurance Company	Not applicable

Glossary

It is important to know about the following terms as they apply to the Plan.

Base Salary	Your annual base rate of salary in effect as of your Termination Date (determined without regard to any reduction in your rate of base salary under circumstances that constitute an event of Good Reason), including salary reductions under Code Sections 132(f), 125, 137, or 401(k), and excluding overtime, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances (including, but not limited to, car values, vacation bonuses, food coupons) or other incentives, and any other forms of extra compensation. No foreign service or expatriate allowances shall be included in determining base salary or the amount of severance payments payable under the Plan.

Board	The Board of Directors of the Company.

Bonus	Your target annual incentive bonus for the year in which your Termination Date occurs as determined under the Company’s annual incentive bonus plan (and determined without regard to any reduction in your target annual bonus under circumstances that constitute an event of Good Reason).

Business Combination	Business Combination is defined on page 5 in the Eligibility for Benefits Section, under the subheading “Change in Control”.

Cause	Cause is defined on page 4 in the Eligibility For Severance Benefits Section, under the subheading, “Cause”.

Change in Control	Change in Control is defined on page 5 in the Eligibility for Severance Benefits Section, under the subheading “Change in Control”.

COBRA	The continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, a amended. It is a federal law allowing certain individuals, under certain circumstances, to continue group health coverage that would otherwise end due to certain qualifying events, including termination of employment.

Code	The Internal Revenue Code of 1986, as amended, which is the Federal tax code.

Company	Mead Johnson & Company, LLC.

Compensation Committee	The Compensation Committee of the MJN Board.

Disability	Disability is defined on page 4 in the Eligibility for Severance Benefits Section, under the subheading “Ineligibility for Severance Benefits”.

Effective Date	Effective Date is defined on page 1 in the Introduction and Highlights Section.

ERISA	The Employee Retirement Income Security Act of 1974, as amended, which is a Federal employee benefits law.

Executive Separation Agreement & General Release	An Executive Separation Agreement & General Release in a form determined by the Company which an employee is required to execute and which must become effective as a condition of severance pay and benefits under the Plan. The Agreement will include, but is not limited to: a general release of claims against the Company, its subsidiaries, its affiliates and their respective officers, directors, employees and agents; certain restrictive covenants and obligations including, but not be limited to, non-competition and non-solicitation covenants for a period of one-year following the Termination Date; and agreements not to make use of confidential or proprietary information of the Company, its subsidiaries or its affiliates, not to disparage or encourage or induce others to disparage the Company, its subsidiaries or its affiliates or their respective products, and to cooperate with the Company, its subsidiaries and its affiliates concerning legal matters.

Good Reason	Good Reason is defined on page 4 in the Eligibility for Severance Benefits Section, under the subheading “Good Reason”.

MJN	Mead Johnson Nutrition Company.

MJN Board	The Board of Directors of MJN.

Outstanding MJN Common Shares	Outstanding MJN Common Shares is defined on page 5 in the Eligibility for Benefits Section, under the subheading “Change in Control”.

Outstanding MJN Voting Securities	Outstanding MJN Voting Stock is defined on page 5 in the Eligibility for Benefits Section, under the subheading “Change in Control”.

Payment Start Date	Payment Start Date is defined on page 7 in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Person	Person is defined on page 7 in the Eligibility for Benefits Section, under the subheading “Change in Control”.

Plan	The Mead Johnson & Company, LLC Executive Change in Control Severance Plan, as set forth in this document and as it may be amended from time to time.

Protected Amount	Protected Amount is defined on page 7 in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Protected Period	The two year period beginning on the date of a Change in Control.

Qualifying Termination	Qualifying Termination is defined on page 3 in the Eligibility for Severance Benefits Section, under the subheading “Right to Severance Payments and Benefits”.

Release Requirements	Release Requirements is defined on page 1 in the Introduction and Highlights Section.

Retirement Plan	The Mead Johnson & Company, LLC Retirement Plan.

Retirement Savings Plan	The Mead Johnson & Company, LLC Retirement Savings Plan.

Senior Executive Severance Plan	Mead Johnson & Company, LLC Senior Executive Severance Plan.

Severance Pay	Severance Pay is the cash severance benefits to which you are entitled under the Plan, as described in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Severance Pay Period	The number of years (or years and months) of Base Salary and Bonus included in your Severance Pay (i.e., 3 years for Tier 1, 2 years for Tier 2, and one year for Tier 3).

Specified Employee	Specified Employee is defined on page 13 in the Section 409A Section, under the subheading “Specified Employees”.

Supplemental Retirement Benefit	Supplemental Retirement Benefit is defined on page 9 in the Severance Payments and Benefits Section, under the subheading “Supplemental Retirement Benefit”.

Termination Date	The date on which your employment with the Company, its subsidiaries and its affiliates terminates for any reason. To the extent that any payments or benefits under the Plan are subject to Code Section 409A, the determination of whether your Termination Date has occurred (or whether you have otherwise had a termination of employment) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.